Exhibit 99.1
For Immediate Release	Contacts:
October 17, 2011	Debbie Hancock
(Investor Relations)
401-727-5401
Wayne S. Charness
(News Media)
401-727-5983

Hasbro Reports Revenue and Earnings Growth

for the Third Quarter 2011

•

Net revenues for the third quarter 2011 grew 5% to $1.38 billion compared to $1.31 billion for the third quarter 2010; foreign exchange had a positive $37.1 million impact on third quarter 2011 revenues;

•

Net earnings for the third quarter 2011 increased 10% to $171.0 million, or $1.27 per diluted share, compared to $155.2 million, or $1.09 per diluted share, in 2010;

•

International segment net revenues grew 23% to $563.3 million versus $458.9 million in 2010; Foreign exchange had a positive $35.2 million impact on third quarter 2011 revenues;

•

Boys and Preschool category net revenues grew 15% and 12%, respectively;

•

Repurchased 5.6 million shares of common stock at a total cost of $211.0 million.

Pawtucket, RI (October 17, 2011) -- Hasbro, Inc. (NASDAQ: HAS) today reported revenue and earnings growth for the third quarter 2011.  The Company reported 5% net revenues growth to $1.38 billion compared to $1.31 billion in the third quarter 2010.  Third quarter 2011 net revenues include a positive $37.1 million impact of foreign exchange.  The Company reported a 10% increase in net earnings for the third quarter 2011 to $171.0 million or $1.27 per diluted share compared to $155.2 million or $1.09 per diluted share in 2010.

“We continue to expect to deliver meaningful growth in both revenues and earnings per share for the full-year 2011 versus our 2010 reported full-year results,” said Brian Goldner, President and Chief Executive Officer.  “Our performance this year demonstrates we are successfully executing our strategy globally.  We begin the fourth quarter with a number of encouraging factors supporting our full-year outlook.  We have a great line up of innovative, sought-after toys and games for the holiday, many of which are only recently hitting retail shelves; our point-of-sale both in the U.S. and internationally is positive and showing good momentum; our U.S. retail inventories are down versus a year ago; and we continue to experience very strong trends in our international business.”

“Our third quarter results highlight the continued strength of our international business as well as the leverage we are achieving from our investments,” said Deborah Thomas, Chief Financial Officer.  “This resulted in a higher mix of revenue and profits from the International segment in the third quarter.  Given our liquidity and confidence in our long-term strategy, we continued to be active buyers of Hasbro shares during the quarter, purchasing 5.6 million shares at an average price of $37.74.”

In the third quarter, worldwide net revenues in the Boys product category increased 15% to $534.6 million; the Games and Puzzles category decreased 6% to $364.7 million; the Girls category declined 4% to $259.1 million; and the Preschool category was up 12% to $217.4 million.

U.S. and Canada segment net revenues declined 7% to $764.6 million compared to $825.5 million in 2010; however, our products experienced an 8% increase year-over-year in point-of-sale at our top 4 U.S. accounts.  The reported results reflect growth in the Preschool category, which was offset by declines in the Boys, Girls and Games and Puzzles categories.  The U.S. and Canada segment reported an operating profit of $128.8 million, compared to $158.8 million in 2010.

International segment net revenues grew 23% to $563.3 million, an increase of $104.4 million compared to $458.9 million in 2010.  Net revenues in the International segment grew 15% absent the positive $35.2 million impact of foreign exchange.  Revenue in the International segment reflects growth in the Boys category, which offset slight declines in the other product categories.  The International segment reported a 42% increase in operating profit to $100.7 million, compared to an operating profit of $70.8 million in 2010.

Entertainment and Licensing segment net revenues increased 69% to $46.3 million, compared to $27.5 million in 2010.  Revenue in the Entertainment and Licensing segment reflected growth in licensing revenue associated with the sale of television programming globally, movie and merchandise-related revenue from Transformers: Dark of the Moon as well as a onetime payment from Universal Studios.  The Entertainment and Licensing segment reported an operating profit of $15.3 million compared to $5.9 million in 2010.

The Company repurchased a total of 5.6 million shares of common stock during the third quarter 2011 at a total cost of $211.0 million and an average price of $37.74 per share.  For the first three quarters in 2011, the Company repurchased a total of 9.4 million shares at a total cost of $386.7 million and an average price of $40.97.  At quarter-end, $263.5 million remained available under the current share repurchase authorization.

The Company will webcast its third quarter 2011 earnings conference call at 8:30 a.m. Eastern Time today. To listen to the live webcast, go to http://investor.hasbro.com.   The replay will be on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro

Hasbro, Inc. (NASDAQ: HAS) is a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on the Company’s world class brand portfolio.  From toys and games, to television programming, motion pictures, video games and a comprehensive licensing program, Hasbro strives to delight its customers through the strategic leveraging of well-known and beloved brands such as TRANSFORMERS, LITTLEST PET SHOP, NERF, PLAYSKOOL, MY LITTLE PONY, G.I. JOE, MAGIC: THE GATHERING and MONOPOLY.  The HUB, Hasbro’s multi-platform joint venture with Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) launched on October 10, 2010. The online home of The HUB is www.hubworld.com. The HUB logo and name are trademarks of Hub Television Networks, LLC. All rights reserved.  © 2011 Hasbro, Inc.  All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in 2011 and beyond, including with respect to its revenues and earnings per share, and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s development, manufacturing, marketing, royalty and other costs; (ii) global economic conditions, including recessions, credit crises or other economic shocks or downturns which can negatively impact the retail and/or credit markets, the financial health of the Company’s retail customers and consumers, and consumer and business confidence, and which can result in lower employment levels, less consumer disposable income, and lower consumer spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks of disease which affect public health and the movement of people and goods, and other factors, including government regulations, which can create potential manufacturing and transportation delays or impact costs; (v) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (vi) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes by the Company’s customers in their purchasing or selling patterns; (vii) greater than expected costs, or unexpected delays or difficulties, associated with the Company’s investment in its joint venture with Discovery Communications, LLC, the rebranding of the joint venture network, development of Hasbro Studios, and the creation of new content to appear on the network and elsewhere; (viii) consumer interest in and acceptance of the joint venture network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the joint venture and Hasbro Studios; (ix) greater than expected costs or unexpected delays associated with the creation of the Center of Excellence for Hasbro Games; (x) the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower the inventories they are willing to carry, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled  with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (xi) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (xiv) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.  This presentation also includes the Company’s Consolidated and International segment net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation of Consolidated and International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	Sept. 25, 2011	Sept. 26, 2010
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 186,962	$ 497,903
Accounts Receivable, Net	1,260,521	1,210,460
Inventories	518,866	467,953
Other Current Assets	243,956	170,394
	----------------	----------------
Total Current Assets	2,210,305	2,346,710
Property, Plant and Equipment, Net	220,412	221,165
Other Assets	1,654,009	1,647,742
	----------------	----------------
Total Assets	$ 4,084,726	$ 4,215,617
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 13,168	$ 103,625
Payables and Accrued Liabilities	929,275	874,861
	----------------	----------------
Total Current Liabilities	942,443	978,486
Long-term Debt	1,405,071	1,404,556
Other Liabilities	355,970	345,264
	----------------	----------------
Total Liabilities	2,703,484	2,728,306
Total Shareholders' Equity	1,381,242	1,487,311
	----------------	----------------
Total Liabilities and Shareholders' Equity	$ 4,084,726	$ 4,215,617
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended		Nine Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	Sept. 25, 2011	Sept. 26, 2010	Sept. 25, 2011	Sept. 26 2010
	-----------	-----------	-----------	-----------
Net Revenues	$ 1,375,811	$ 1,313,302	$ 2,956,251	$ 2,723,464
Costs and Expenses:
Cost of Sales	599,524	591,600	1,244,780	1,154,601
Royalties	109,257	75,620	234,680	169,454
Product Development	49,504	51,618	150,287	139,408
Advertising	130,396	133,742	278,703	276,914
Amortization of Intangibles	11,084	15,611	32,378	38,310
Program Production Cost Amortization	7,844	5,034	18,082	5,034
Selling, Distribution and Administration	220,130	202,320	619,939	552,933
	--------------	---------------	--------------	--------------
Operating Profit	248,072	237,757	377,402	386,810
Interest Expense	22,479	21,657	66,702	60,371
Other (Income) Expense, Net	4,136	(2,973)	13,451	(7,901)
	--------------	---------------	--------------	--------------
Earnings before Income Taxes	221,457	219,073	297,249	334,340
Income Taxes	50,467	63,909	51,012	76,602
	--------------	---------------	--------------	--------------
Net Earnings	$ 170,990	$ 155,164	$ 246,237	$ 257,738
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 1.29	$ 1.12	$ 1.82	$ 1.84
	========	========	========	========
Diluted	$ 1.27	$ 1.09	$ 1.78	$ 1.76
	========	========	========	========

Cash Dividends Declared	$ 0.30	$ 0.25	$ 0.90	$ 0.75
	========	========	========	========

Weighted Average Number of Shares
Basic	132,448	138,199	135,388	139,773
	========	========	========	========
Diluted	134,924	141,715	138,373	147,157
	========	========	========	========

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
Major Segment Results, Net Revenues by Product Class and EBITDA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Nine Months Ended
	Sept. 25, 2011	Sept. 26, 2010	% Change	Sept. 25, 2011	Sept. 26, 2010	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$ 764,562	$ 825,483	-7%	$ 1,660,664	$ 1,694,713	-2%
Operating Profit	128,789	158,763	-19%	227,526	278,635	-18%
Operating Margin	16.8%	19.2%		13.7%	16.4%

International Segment:
External Net Revenues	563,310	458,917	23%	1,192,113	942,047	27%
Operating Profit	100,739	70,818	42%	132,756	79,984	66%
Operating Margin	17.9%	15.4%		11.1%	8.5%

Entertainment and Licensing Segment:
External Net Revenues	46,316	27,478	69%	98,144	83,038	18%
Operating Profit	15,251	5,918	158%	21,294	28,280	-25%
Operating Margin	32.9%	21.5%		21.7%	34.1%

Net Revenues by Product Class
Boys	$ 534,595	$ 463,697	15%	$ 1,285,273	$ 930,277	38%
Games and Puzzles	364,740	387,041	-6%	796,364	876,312	-9%
Girls	259,113	269,069	-4%	491,412	531,668	-8%
Preschool	217,363	193,262	-12%	383,173	384,778	0%
Other	-	233	-	29	429	-93%
	------------	------------		------------	------------
Total Net Revenues	$1,375,811	$1,313,302		$ 2,956,251	$ 2,723,464
	=======	=======		========	========

Reconciliation of EBITDA
Net Earnings	$ 170,990	$ 155,164		$ 246,237	$ 257,738
Interest Expense	22,479	21,657		66,702	60,371
Income Taxes	50,467	63,909		51,012	76,602
Depreciation	36,390	27,503		85,039	72,994
Amortization	11,084	15,611		32,378	38,310
	------------	------------		------------	------------
EBITDA	$ 291,410	$ 283,844		$ 481,368	$ 506,015
	=======	=======		=======	=======